Exhibit 99.1


            Fleetwood Announces Senior Management Change

Riverside, Calif., March 31, 2005 - Fleetwood Enterprises, Inc. (NYSE: FLE) announced today that Roger L. Howsmon, formerly executive vice president of the Housing Group, is no longer with the Company. Fleetwood will immediately begin a search for his replacement and anticipates that the position will be filled within a matter of weeks. Until then, officers previously reporting to Howsmon will report directly to Elden L. Smith, Fleetwood's president and chief executive officer.

"We are grateful to Roger for his hard work and dedication in what has been a difficult environment for the manufactured housing industry," said Smith. "We have the benefit of an exceptionally strong management team in our Housing Group and feel confident we will have a smooth transition to new leadership."

About Fleetwood
Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of weak consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company's products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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